PROSPECTUS Dated May 18, 2000                       Pricing Supplement No. 32 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 18, 2000                                         Dated August 24, 2000
                                                                  Rule 424(b)(3)

                                  $135,388,897
                        Morgan Stanley Dean Witter & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                            -----------------------

                      8% Reset PERQS due October 30, 2002
                          Mandatorily Exchangeable For
                     Shares of Common Stock of YAHOO! INC.

     Reset Performance Equity-linked Redemption Quarterly-pay Securities SM
                               ("Reset PERQS SM")

The Reset PERQS will pay 8% interest per year but do not guarantee any return of principal at maturity. Instead the Reset PERQS will pay at maturity a number of shares of Yahoo! common stock based on the closing prices of Yahoo! common stock on October 30, 2001 and at maturity, in each case subject to a cap price.

o The principal amount and issue price of each Reset PERQS is $27.9375, which is just under one-fifth of the closing price of Yahoo! common stock on August 24, 2000, the day we offered the Reset PERQS for initial sale to the public.

o We will pay 8% interest (equivalent to $2.235 per year) on the $27.9375 principal amount of each Reset PERQS. Interest will be paid quarterly, beginning October 30, 2000.

o At maturity you will receive shares of Yahoo! common stock in exchange for each Reset PERQS at an exchange ratio. The initial exchange ratio is one-fifth of a share of Yahoo! common stock per Reset PERQS. However, if the price of Yahoo! common stock appreciates above the first year cap price for October 30, 2001 or the second year cap price for October 28, 2002, the exchange ratio will be adjusted downward, and you will receive an amount of Yahoo! common stock per Reset PERQS that is less than one-fifth of a share.

o The first year cap price is $210.42, or 150.50% of the closing price of Yahoo! common stock on August 24, 2000, the day we offered the Reset PERQS for initial sale to the public. If on October 30, 2001, the price of Yahoo! common stock is higher than the closing price of Yahoo! common stock on August 24, 2000, we will raise the cap price to 150.50% of the closing price of Yahoo! common stock on October 30, 2001. Otherwise the cap price will remain unchanged in the second year. The maximum you can receive at maturity is Yahoo! common stock worth $63.34 per Reset PERQS.

o Investing in Reset PERQS is not equivalent to investing in Yahoo! common stock.

o Yahoo! Inc. is not involved in this offering of Reset PERQS in any way and will have no obligation of any kind with respect to the Reset PERQS.

o The Reset PERQS have been approved for listing on the American Stock Exchange LLC, subject to official notice of issuance. The AMEX listing symbol for the Reset PERQS is "RYO."

You should read the more detailed description of the Reset PERQS in this pricing supplement. In particular, you should review and understand the descriptions in"Summary of Pricing Supplement" and "Description of Reset PERQS." "Performance Equity-linked Redemption Quarterly-pay Securities" and "PERQS" are our service marks.

The Reset PERQS are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-6.

                            -----------------------

                         PRICE $27.9375 PER RESET PERQS

                            -----------------------

                                 Price            Agent's       Proceeds to
                             to Public(1)      Commissions     the Company(1)
                            ---------------   -------------   ----------------
Per Reset PERQS...........      $27.9375          $0.42          $27.5175
Total.....................  $135,388,896.56   $2,035,376.70   $133,353,519.86
------------------
(1)   Plus accrued interest, if any, from the Original Issue Date.

If you purchase at least 100,000 Reset PERQS in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the price will be $27.5184375 per Reset PERQS (98.50% of the Issue Price). In that case, the underwriting discounts and commissions will be $.0009375 per Reset PERQS.

                           MORGAN STANLEY DEAN WITTER

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the Reset PERQS we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The Reset PERQS offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. The return on the Reset PERQS is linked to the performance of Yahoo! Inc. common stock, which we refer to as Yahoo! Stock. The Reset PERQS also provide fixed quarterly payments at an annual rate of 8% based on the principal amount of each Reset PERQS. Unlike ordinary debt securities, Reset PERQS do not guarantee the return of principal at maturity. Instead the Reset PERQS pay a number of shares of Yahoo! Stock at maturity based on the performance of this stock, either up or down, subject to a maximum value in each year. We may not redeem the Reset PERQS prior to maturity.


Each Reset PERQS       We, Morgan Stanley Dean Witter & Co., are offering 8%
costs $27.9375         Reset Performance Equity- linked Redemption Quarterly-pay
                       Securities(sm) due October 30, 2002, which we refer to as the Reset PERQS(sm). The principal amount and issue price of each Reset PERQS is $27.9375, which is just under one-fifth of the closing price of Yahoo! Stock on August 24, 2000, the day we offered the Reset PERQS for initial sale to the public.

No guaranteed          Unlike ordinary debt securities, the Reset PERQS do not
return of principal    guarantee any return of principal at maturity.  Instead
                       the Reset PERQS will pay an amount of Yahoo! Stock based on the market price of Yahoo! Stock, either up or down, on October 30, 2001 and at maturity, in each case subject to a cap price. Investing in Reset PERQS is not equivalent to investing in Yahoo! Stock.

8% interest on the     We will pay interest on the Reset PERQS, at the rate of
principal amount       8% of the per principal amount year, quarterly on each
                       January 30, April 30, July 30 and October 30, beginning
                       October 30, 2000. The interest rate we pay on the Reset
                       PERQS is more than the current dividend rate on Yahoo!
                       Stock. The Reset PERQS will mature on October 30, 2002.

Your appreciation      The appreciation potential of each Reset PERQS is limited
potential is capped    in each year by the cap price.  The cap price through
                       October 30, 2001 is $210.42, or 150.50% of the closing price of Yahoo! Stock on the day we offered the Reset
                       PERQS for initial sale to the public ("First Year Cap
                       Price"). The cap price thereafter until maturity
                       ("Second Year Cap Price") will be the higher of 150.50%
                       of the closing price of Yahoo! Stock on October 30, 2001 and the First Year Cap Price. The maximum you can receive at maturity is Yahoo! Stock worth $63.34 per Reset PERQS.

Payout at maturity     At maturity, for each $27.9375 principal amount of Reset
                       PERQS you hold, we will give to you a number of shares of Yahoo! Stock equal to the exchange ratio. The initial exchange ratio is one-fifth of a share of Yahoo! Stock per Reset PERQS and may be adjusted as follows:

                                         First Year Adjustment

                       The exchange ratio will be adjusted downward if the market price of Yahoo! Stock exceeds the First Year Cap Price on October 30, 2001.

                       The adjusted exchange ratio will be calculated as follows:

                       New Exchange = Initial Exchange                First Year Cap Price
                           Ratio            Ratio     x ----------------------------------------------
                                                         Yahoo! Stock closing price on October 30, 2001

                       If the market price of Yahoo! Stock on October 30, 2001 is the same as or less than the First Year Cap Price, we will not adjust the exchange ratio at that time.

                                         Second Year Adjustment

                       The exchange ratio may be adjusted downward again at maturity, but only if the market price of Yahoo! Stock at maturity exceeds the Second Year Cap Price. The final exchange ratio will then be calculated as follows:

                       Final Exchange   Existing Exchange        Second Year Cap Price
                           Ratio      =        Ratio      x --------------------------------------
                                                            Yahoo! Stock closing price at maturity


                         If the market price of Yahoo! Stock at maturity is the same as or less than the Second Year Cap Price, we will not adjust the Exchange Ratio at maturity.

                       On the next page, we have provided a table titled "Hypothetical Payouts on the Reset PERQS." The table demonstrates the effect of these adjustments to the exchange ratio under a variety of hypothetical price scenarios. You should examine the table for examples of how the payout on the Reset PERQS could be affected under these or other potential price scenarios. This table does not show every situation that may occur.

                       You can review the prices of Yahoo! Stock for the last three years in the "Historical Information" section of this pricing supplement.

                       During the life of the Reset PERQS, Morgan Stanley & Co. Incorporated or its successors, which we refer to as MS & Co., acting as calculation agent, will also make adjustments to the effective exchange ratio to reflect the occurrence of certain corporate events that could affect the market price of Yahoo! Stock. You should read about these adjustments in the sections called "Description of Reset PERQS--Exchange at Maturity," "--Exchange Factor" and "--Antidilution Adjustments."

The Calculation Agent  We have appointed MS & Co. to act as calculation agent for The Chase Manhattan Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the exchange ratio and the cap prices and calculate the amount of Yahoo! Stock that you will receive at maturity.

No affiliation with    Yahoo! Inc. is not an affiliate of ours and is not
Yahoo! Inc.            involved with this offering in any way. The obligations
                       represented by the Reset PERQS are obligations of Morgan
                       Stanley Dean Witter & Co. and not of Yahoo! Inc. More information on The Reset PERQS are senior notes issued as part of our Series C medium-term note the Reset PERQS program. You can find a general description of our Series C medium-term note program in the accompanying prospectus supplement dated May 18, 2000. We describe the basic features of this type of note in the sections called "Description of Notes--Fixed Rate Notes" and
                       "--Exchangeable Notes."

                       For a detailed description of terms of the Reset PERQS, including the specific mechanics and timing of the exchange ratio adjustments, you should read the "Description of Reset PERQS" section in this pricing supplement. You should also read about some of the risks involved in investing in Reset PERQS in the section called "Risk Factors." The tax and accounting treatment of investments in equity- linked notes such as the Reset PERQS may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the Reset PERQS.

How to reach us        You may contact your local Morgan Stanley Dean Witter
                       branch office or our principal executive offices at 1585
                       Broadway, New York, New York, 10036 (telephone number
                       (212) 761-4000).

                    HYPOTHETICAL PAYOUTS ON THE RESET PERQS

     For each Reset PERQS, the following table illustrates, for a range of First Year Closing Prices and Maturity Prices, any adjustments we would make to the Exchange Ratio and the Second Year Cap Price and the resulting payout at maturity and total return on each Reset PERQS.

                                                                                                                   Reset
                                                                                                                  PERQS
                                                                                                                 Payout at   Reset
                                                                                                                 Maturity    PERQS
               Initial    Initial                                                Second                          Based on  Payout at
                Price     Yahoo!    Initial               First Year  10/30/01    Year                Exchange    Yahoo!    Maturity
Illustration  of Reset    Stock     Exchange  First Year   Closing    Exchange     Cap      Maturity  Ratio at     Stock    plus 8%
   Number      PERQS      Price     Ratio     Cap Price   Price(1)     Ratio     Price     Price(1)  Maturity     Price    Coupon
------------------------------------------------------------------------------------------------------------------------------------
  1          $27.93750  $139.8125   0.20000     $210.42   $100.0000    0.20000  $210.4200    $80.0000  0.20000    $16.00    $20.85
  2          $27.93750  $139.8125   0.20000     $210.42   $100.0000    0.20000  $210.4200   $175.0000  0.20000    $35.00    $39.85
  3          $27.93750  $139.8125   0.20000     $210.42   $100.0000    0.20000  $210.4200   $225.0000  0.18704    $42.08    $46.93
  4          $27.93750  $139.8125   0.20000     $210.42   $175.0000    0.20000  $263.3750   $135.0000  0.20000    $27.00    $31.85
  5          $27.93750  $139.8125   0.20000     $210.42   $175.0000    0.20000  $263.3750   $225.0000  0.20000    $45.00    $49.85
  6          $27.93750  $139.8125   0.20000     $210.42   $175.0000    0.20000  $263.3750   $300.0000  0.17558    $52.67    $57.52
  7          $27.93750  $139.8125   0.20000     $210.42   $275.0000    0.15303  $413.8750   $135.0000  0.15303    $20.66    $25.51
  8          $27.93750  $139.8125   0.20000     $210.42   $275.0000    0.15303  $413.8750   $300.0000  0.15303    $45.91    $50.76
  9          $27.93750  $139.8125   0.20000     $210.42   $275.0000    0.15303  $413.8750   $450.0000  0.14075    $63.34    $68.19
 10          $27.93750  $139.8125   0.20000     $210.42   $210.4200    0.20000  $316.6821   $316.6821  0.20000    $63.34    $68.19
                                                    ^                               ^                               ^
                                                 150.50%                      Greater of (x)                  Maturity Price
                                               of Initial                    150.50% of First                 times Adjusted
                                                 Yahoo!                        Year Closing                    Exchange Ratio
                                               Stock Price                 Price and (y) First
                                                                              Year Cap Price

     The above table illustrates an important feature of the Reset PERQS - the payout at maturity is not determined merely by the price of Yahoo! Stock at maturity, but will depend on the timing and magnitude of changes in Yahoo! Stock price. For example, in both the fourth and seventh illustrations shown above, the Maturity Price is $135.00, but in the seventh illustration the Payout at Maturity is $25.51 compared to $31.85 in the fourth illustration. The difference in the seventh illustration arises because the First Year Closing Price exceeded the First Year Cap Price, resulting in a downward adjustment in the Second Year Exchange Ratio. Similarly, in both the ninth and tenth illustrations, the Payout at Maturity is $68.19, but in the ninth illustration, the Maturity Price had to equal or exceed $450.00 to produce that payout, but in the tenth illustration, a Maturity Price of only $316.6821 was required.

-------------------
1. The First Year Closing Price and the Maturity Price do not include any dividend payments that may have been paid to holders of Yahoo! Stock.

                                  RISK FACTORS

     The Reset PERQS are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of Yahoo! Stock, there is no guaranteed return of principal. Investing in Reset PERQS is not equivalent to investing directly in Yahoo! Stock. This section describes the most significant risks relating to the Reset PERQS. You should carefully consider whether the Reset PERQS are suited to your particular circumstances before you decide to purchase them.


Reset PERQS Are Not           The Reset PERQS combine features of equity and
Ordinary Senior Notes--       debt.  The terms of the Reset PERQS differ from
No Guaranteed Return of       those of ordinary debt securities in that we will
Principal                     not pay you a fixed amount at maturity. Our payout
                              to you at maturity will be a number of shares of Yahoo! Stock based on the market price of Yahoo!
                              Stock on October 30, 2001 and at maturity. If the final market price of Yahoo! Stock at maturity is either less than today's market price or not sufficiently above today's market price to compensate for a downward adjustment of the exchange ratio, if any, at October 30, 2001, we will pay you an amount of Yahoo! Stock with a value less than the principal amount of the Reset
                              PERQS. See "Hypothetical Payouts on the Reset
                              PERQS" above.

Your Appreciation             The appreciation potential of the Reset PERQS is
Potential Is Limited          limited because of the cap  prices. Even though
                              the $27.9375 issue price of one Reset PERQS is just under today's market price of one share of Yahoo! Stock multiplied by the initial exchange ratio, you may receive a lesser fractional amount of Yahoo! Stock per Reset PERQS at maturity if the initial exchange ratio of one-fifth of a share has been adjusted downwards. If the price of Yahoo! Stock appreciates above both the cap price for October 30, 2001 and the cap price for October 28, 2002, the initial exchange ratio of one-fifth of a share of Yahoo! Stock per Reset
                              PERQS will be reduced twice.

                              The exchange ratio and the final market price of Yahoo! Stock at maturity will be determined on October 28, 2002, which is two trading days prior to maturity of the Reset PERQS. If the price of Yahoo! Stock is lower on the actual maturity date than it was on October 28, 2002, the value of any Yahoo! Stock you receive will be less. Under no circumstances will you receive an amount of Yahoo! Stock for each Reset PERQS worth more than $63.34 as of October 28, 2002.

Secondary Trading             There may be little or no secondary market for the
May Be Limited                Reset PERQS.  Although the Reset PERQS have been
                              approved for listing on the American Stock
                              Exchange LLC, which we refer to as the AMEX, it is not possible to predict whether the Reset
                              PERQS will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for Reset PERQS but is not required to do so.

Market Price of the Reset     Several factors, many of which are beyond our
PERQS Influenced by Many      control, will influence the value  of the Reset
Unpredictable Factors         PERQS. We expect that generally the market price
                              of Yahoo! Stock on any day will affect the value of the Reset PERQS more than any other single factor. Because adjustments to the exchange ratio for the Reset PERQS are tied to the closing stock prices on two specific days, however, the Reset
                              PERQS may trade differently from Yahoo! Stock.
                              Other factors that may influence the value of the Reset PERQS include:

                              o the volatility (frequency and magnitude of changes in price) of Yahoo! Stock

                              o    the dividend rate on Yahoo! Stock

                              o economic, financial, political and regulatory or judicial events that affect stock markets generally and which may affect the market price of Yahoo! Stock

                              o    interest and yield rates in the market

                              o the time remaining to the maturity of the Reset PERQS

                              o    our creditworthiness

                              Some or all of these factors will influence the price you will receive if you sell your Reset PERQS prior to maturity. For example, you may have to sell your Reset PERQS at a substantial discount from the principal amount if the market price of Yahoo! Stock is at, below, or not sufficiently above the initial market price.

                              You cannot predict the future performance of Yahoo! Stock based on its historical performance. The price of Yahoo! Stock may decrease so that you will receive at maturity shares of Yahoo! Stock worth less than the principal amount of the Reset PERQS. We cannot guarantee that the price of Yahoo! Stock will increase so that you will receive at maturity an amount in excess of the principal amount of the Reset PERQS.

No Affiliation with           We are not affiliated with Yahoo! Inc.  Although
Yahoo! Inc.                   we do not have any non-public information about
                              Yahoo! as of the date of this pricing supplement, we or our subsidiaries may presently or from time to time engage in business with Yahoo!, including extending loans to, or making equity investments in, Yahoo! or providing advisory services to Yahoo!, including merger and acquisition advisory services. Moreover, we have no ability to control or predict the actions of Yahoo!, including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Yahoo! is not involved in the offering of the Reset PERQS in any way and has no obligation to consider your interest as an owner of Reset PERQS in taking any corporate actions that might affect the value of your Reset PERQS.
                              None of the money you pay for the Reset PERQS will go to Yahoo!.

You Have No                   As an owner of Reset PERQS, you will not have
Shareholder Rights            voting rights or rights to receive dividends or
                              other distributions or any other rights with respect to Yahoo! Stock.

Limited Antidilution          MS & Co., as calculation agent, will adjust the
Adjustments                   amount payable at maturity for certain events
                              affecting Yahoo! Stock, such as stock splits and stock dividends, and certain other corporate actions involving Yahoo!, such as mergers.
                              However, the calculation agent is not required to make an adjustment for every corporate event that can affect Yahoo! Stock. For example, the calculation agent is not required to make any adjustments if Yahoo! or anyone else makes a partial tender or partial exchange offer for Yahoo! Stock. If an event occurs that does not require the calculation agent to adjust the amount of Yahoo! Stock payable at maturity, the market price of the Reset PERQS may be materially and adversely affected.

Potential Conflicts of        As calculation agent, MS & Co. will calculate the
Interest between You and      payout to you at maturity of the Reset PERQS.  MS
the Calculation Agent         & Co. and other affiliates may also carry out
                              hedging activities related to the Reset PERQS or to other instruments, including trading in Yahoo!
                              Stock as well as in other instruments related to Yahoo! Stock. MS & Co. and some of our other subsidiaries also trade Yahoo! Stock and other financial instruments related to Yahoo! Stock on a regular basis as part of their general broker dealer and other businesses. Any of these activities could influence MS & Co.'s determination of adjustments made to the Reset
                              PERQS and any such trading activity could potentially affect the price of Yahoo! Stock and, accordingly, could affect your payout on the Reset PERQS.

Tax Treatment                 You should also consider the tax consequences of
                              investing in the Reset PERQS. There is no direct legal authority as to the proper tax treatment of the Reset PERQS, and therefore significant aspects of the tax treatment of the Reset PERQS are uncertain. We do not plan to request a ruling from the Internal Revenue Service (the "IRS") regarding the tax treatment of the Reset PERQS, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.
                              Please read carefully the section "Description of Reset PERQS--United States Federal Income
                              Taxation" in this pricing supplement.

                           DESCRIPTION OF RESET PERQS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Reset PERQS" refers to each $27.9375 principal amount of our 8% Reset PERQS due October 30, 2002, Mandatorily Exchangeable For Shares of Common Stock of Yahoo! Inc. In this pricing supplement, the terms "MSDW," "we," "us," and "our" refer to Morgan Stanley Dean Witter & Co.


Principal Amount............................     $135,388,896.56

Maturity Date...............................     October 30, 2002

Interest Rate...............................     8% per annum (equivalent to $2.235 per annum per Reset PERQS)

Interest Payment Dates......................     Each January 30, April 30, July 30 and October 30, beginning
                                                 October 30, 2000.

Record Date.................................     The Record Date for each Interest Payment Date, including the
                                                 Maturity Date, will be the date 15 calendar days prior to such Interest
                                                 Payment Date, whether or not that date is a Business Day.

Specified Currency..........................     U.S. Dollars

Issue Price.................................     $27.9375 per Reset PERQS

Initial Yahoo! Stock Price..................     $139.8125

Original Issue Date (Settlement Date).......     August 29, 2000

CUSIP.......................................     61744Y728

Denominations...............................     $27.9375 and integral multiples thereof

First Year Cap Price........................     $210.42 (150.50% of the Initial Yahoo! Stock Price)

First Year Determination Date...............     October 30, 2001 (or if such date is not a Trading Day on which no
                                                 Market Disruption Event occurs, the immediately succeeding Trading
                                                 Day on which no Market Disruption Event occurs).

First Year Closing Price....................     First Year Closing Price means the product of (i) the Market Price of one share of Yahoo! Stock and (ii) the Exchange Factor, each determined as of the First Year Determination Date.

Second Year Cap Price.......................     Second Year Cap Price means the greater of (x) 150.50% of the First
                                                 Year Closing Price and (y) the First Year Cap Price.  See "Exchange
                                                 at Maturity" below.

Maturity Price..............................     Maturity Price means the product of (i) the Market Price of one share of Yahoo! Stock and (ii) the Exchange Factor, each determined as of the second scheduled Trading Day immediately prior to maturity.

Exchange at Maturity........................     At maturity, upon delivery of each Reset PERQS to the Trustee, we will apply each $27.9375 principal amount of such Reset PERQS as payment for a number of shares of Yahoo! Stock at the Exchange
                                                 Ratio.  The initial Exchange Ratio, initially set at 0.20, is subject to adjustment on the First Year Determination Date and at maturity in order to cap the value of Yahoo! Stock to be received upon delivery


                                     PS-9






                                                 of the Reset PERQS at $63.34 per Reset PERQS (226.72% of the Issue
                                                 Price). Solely for purposes of adjustment upon the occurrence of certain corporate events, the number of shares of Yahoo! Stock to be delivered at maturity will also be adjusted by an Exchange Factor, initially set at
                                                 1.0. See "Exchange Factor" and "Antidilution Adjustments" below.

                                                 If the First Year Closing Price is less than or equal to the First Year
                                                 Cap Price, no adjustment to the Exchange Ratio will be made at such time.
                                                 If the First Year Closing Price exceeds the First Year Cap Price, the
                                                 Exchange Ratio will be adjusted so that the new Exchange Ratio will equal the product of (i) the existing Exchange Ratio and (ii) a fraction the numerator of which will be the First Year Cap Price and the denominator of which will be the First Year Closing Price. In addition, on the First
                                                 Year Determination Date, the Calculation Agent will establish the "Second
                                                 Year Cap Price" that will be equal to the greater of (x) 150.50% of the
                                                 First Year Closing Price and (y) the First Year Cap Price. Notice of the
                                                 Second Year Cap Price and of any such adjustment to the Exchange Ratio shall promptly be sent by first-class mail to The Depository Trust
                                                 Company, New York, New York (the "Depositary"). If the Maturity Price is
                                                 less than or equal to the Second Year Cap Price, no further adjustment to the Exchange Ratio will be made. If the Maturity Price exceeds the Second
                                                 Year Cap Price, the then existing Exchange Ratio will be adjusted so that the final Exchange Ratio will equal the product of (i) the existing
                                                 Exchange Ratio and (ii) a fraction the numerator of which will be the
                                                 Second Year Cap Price and the denominator of which will be the Maturity
                                                 Price. Please review each example in the table called "Hypothetical
                                                 Payouts on the Reset PERQS" on PS-5.

                                                 All calculations with respect to the Exchange Ratios for the Reset PERQS will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upwards (e.g., .876545 would be rounded to
                                                 .87655); all calculations with respect to the Second Year Cap Price will be rounded to the nearest ten-thousandth, with five one-hundred-
                                                 thousandths rounded upwards (e.g., $12.34567 would be rounded to
                                                 $12.3457); and all dollar amounts related to payouts at maturity resulting from such calculations will be rounded to the nearest cent with one-half cent being rounded upwards.

                                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the Trading Day immediately prior to maturity of the Reset PERQS, of the amount of Yahoo! Stock to be delivered with respect to each $27.9375 principal amount of each Reset PERQS and (ii) deliver such shares of
                                                 Yahoo! Stock (and cash in respect of interest and any fractional shares of Yahoo! Stock) to the Trustee for delivery to the holders. The
                                                 Calculation Agent shall determine the Exchange Ratio applicable at the maturity of the Reset PERQS and calculate the Exchange Factor.

No Fractional Shares........................     Upon delivery of the Reset PERQS to the Trustee at maturity
                                                 (including as a result of acceleration under the terms of the senior indenture), we will deliver the aggregate number of shares of Yahoo!
                                                 Stock due with respect to all of such Reset PERQS, as described above, but we will pay cash in lieu of delivering any fractional share


                                                          PS-10


                                                 of Yahoo! Stock in an amount equal to the corresponding fractional Market
                                                 Price of such fraction of a share of Yahoo! Stock as determined by the
                                                 Calculation Agent as of the second scheduled Trading Day prior to maturity of the Reset PERQS.

Exchange Factor.............................     The Exchange Factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting
                                                 Yahoo! Stock through and including the second scheduled Trading
                                                 Day immediately prior to maturity.  See "Antidilution Adjustments"
                                                 below.

Market Price................................     If Yahoo! Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market or is included in the OTC Bulletin
                                                 Board Service ("OTC Bulletin Board") operated by the National
                                                 Association of Securities Dealers, Inc. (the "NASD"), the Market
                                                 Price for one share of Yahoo! Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the
                                                 Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Yahoo! Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if Yahoo! Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin
                                                 Board on such day.  If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Yahoo!
                                                 Stock (or any such other security) obtained from as many dealers in such stock (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent.  A "security of the
                                                 Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service"
                                                 shall include any successor service thereto.

Trading Day.................................     A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange ("NYSE"), the AMEX, the Nasdaq National Market, the Chicago Mercantile Exchange, and the
                                                 Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Acceleration Event..........................     If on any date the product of the Market Price per share of Yahoo!
                                                 Stock and the Exchange Factor is less than $4.00, the maturity date of the Reset PERQS will be deemed to be accelerated to such date, and we will apply each $27.9375 principal amount of each Reset PERQS as payment for a number of shares of Yahoo! Stock at the then current
                                                 Exchange Ratio, as adjusted by the then current Exchange Factor.
                                                 See also "Antidilution Adjustments" below.

Optional Redemption.........................     We will not redeem the Reset PERQS prior to the Maturity Date.


                                                          PS-11


Book Entry Note or Certificated Note........     Book Entry

Senior Note or Subordinated Note............     Senior

Trustee.....................................     The Chase Manhattan Bank

Agent for the underwritten offering of
     Reset PERQS............................     MS & Co.

Calculation Agent...........................     MS & Co.

                                                 All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                                 Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you as an owner of the Reset PERQS, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining any
                                                 Market Price or whether a Market Disruption Event has occurred. See
                                                 "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co.
                                                 is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Antidilution Adjustments....................     The Exchange Factor will be adjusted as follows:

                                                     1.   If Yahoo! Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Yahoo! Stock.

                                                    2. If Yahoo! Stock is subject (i) to a stock dividend (issuance of additional shares of Yahoo! Stock) that is given ratably to all holders of shares of Yahoo! Stock or (ii) to a distribution of Yahoo! Stock as a result of the triggering of any provision of the corporate charter of
                                                 Yahoo!, then once the dividend has become effective and Yahoo! Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new
                                                 Exchange Factor shall equal the prior Exchange Factor plus the product of
                                                 (i) the number of shares issued with respect to one share of Yahoo! Stock and (ii) the prior Exchange Factor.

                                                    3. There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to Yahoo! Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Yahoo! Stock will be deemed to be an
                                                 "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for Yahoo! Stock by an amount equal to at least 10% of the Market Price of Yahoo! Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such


                                                          PS-12


                                                 as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the
                                                 "ex-dividend date"). If an Extraordinary Dividend occurs with respect to
                                                 Yahoo! Stock, the Exchange Factor with respect to Yahoo! Stock will be adjusted on the ex-dividend date with respect to such Extraordinary
                                                 Dividend so that the new Exchange Factor will equal the product of (i)
                                                 the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market
                                                 Price on the Trading Day preceding the ex-dividend date exceeds the
                                                 Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Yahoo! Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Yahoo! Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary
                                                 Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on Yahoo! Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary
                                                 Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i) or clause (v) of paragraph 5, as applicable.

                                                     4. If Yahoo! issues rights or warrants to all holders of Yahoo! Stock to subscribe for or purchase Yahoo! Stock at an exercise price per share less than the Market Price of Yahoo! Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Reset PERQS, then the Exchange Factor will be adjusted to equal the product of the prior
                                                 Exchange Factor and a fraction, the numerator of which shall be the number of shares of Yahoo! Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Yahoo! Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Yahoo! Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Yahoo!
                                                 Stock which the aggregate offering price of the total number of shares of
                                                 Yahoo! Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                                                     5.   If (i) there occurs any reclassification or change of Yahoo!
                                                 Stock, including, without limitation, as a result of the issuance of any tracking stock by Yahoo!, (ii) Yahoo! or any surviving entity or subsequent surviving entity of Yahoo! (a "Yahoo! Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of Yahoo!
                                                 or any Yahoo! Successor with another corporation occurs (other than


                                                          PS-13


                                                 pursuant to clause (ii) above), (iv) Yahoo! is liquidated, (v) Yahoo!
                                                 issues to all of its shareholders equity securities of an issuer other than Yahoo! (other than in a transaction described in clauses (ii), (iii)
                                                 or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Yahoo! Stock (any such event in clauses (i) through (vi) a
                                                 "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Reset PERQS will be adjusted to provide that each holder of Reset PERQS will receive at maturity, in respect of each $27.9375 principal amount of each Reset PERQS, securities, cash or any other assets distributed to holders of Yahoo!
                                                 Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Yahoo! Stock and, in the case of a Spin-off Event, the share of Yahoo! Stock with respect to which the spun-off security was issued (collectively, the "Exchange
                                                 Property") in an amount with a value equal to the product of the final
                                                 Exchange Ratio and the Transaction Value. In addition, following a
                                                 Reorganization Event, the method of determining the Maturity Price will be adjusted so that the Maturity Price will mean the Transaction Value as of the second scheduled Trading Day immediately prior to maturity, and if the Reorganization Event occurs prior to the First Year Determination
                                                 Date, the First Year Closing Price will mean the Transaction Value determined as of the First Year Determination Date. Notwithstanding the
                                                 above, if the Exchange Property received in any such Reorganization Event consists only of cash, the maturity date of the Reset PERQS will be deemed to be accelerated to the date on which such cash is distributed to holders of Yahoo! Stock and holders will receive in lieu of any Yahoo!
                                                 Stock and as liquidated damages in full satisfaction of MSDW's obligations under the Reset PERQS the product of (i) the Transaction
                                                 Value as of such date and (ii) the then current Exchange Ratio adjusted as if such date were the next to occur of either the First Year
                                                 Determination Date or the second scheduled Trading Day prior to maturity.
                                                 If Exchange Property consists of more than one type of property, holders of Reset PERQS will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Yahoo! Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Yahoo! Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the Market Price, as of the date on which the Transaction
                                                 Value is determined, per share of such security multiplied by the quantity of such security received for each share of Yahoo! Stock, as adjusted by the Exchange Factor at the time of such Reorganization Event.
                                                 In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.


                                                          PS-14


                                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange
                                                 Property in which an offeree may elect to receive cash or other property,
                                                 Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                                 No adjustments to the Exchange Factor or method of calculating the
                                                 Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the
                                                 Market Price of Yahoo! Stock, including, without limitation, a partial tender or exchange offer for Yahoo! Stock.

                                                 Notwithstanding the foregoing, the amount payable by us at maturity with respect to each Reset PERQS, determined as of the second scheduled
                                                 Trading Day prior to maturity, will not under any circumstances exceed an amount of Yahoo! Stock having a market value of $63.34 as of such second scheduled Trading Day.

                                                 The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                                                 The Calculation Agent will provide information as to any adjustments to the Exchange Factor or to the method of calculating the amount payable upon exchange at maturity of the Reset PERQS in accordance with paragraph
                                                 5 above upon written request by any holder of the Reset PERQS.

Market Disruption Event.....................     "Market Disruption Event" means, with respect to Yahoo! Stock:

                                                       (i) a suspension, absence or material limitation of trading of Yahoo!
                                                       Stock on the primary market for Yahoo! Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Yahoo!
                                                       Stock as a result of which the reported trading prices for Yahoo! Stock during the last one-half hour preceding the closing of the principal trading


                                                          PS-15


                                                       session in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Yahoo! Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation
                                                       Agent in its sole discretion; and

                                                       (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of MSDW or any of its affiliates to unwind or adjust all or a material portion of the hedge with respect to the Reset PERQS.

                                                 For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the
                                                 Securities and Exchange Commission of similar scope as determined by the
                                                 Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading,
                                                 (4) a suspension of trading in an options contract on Yahoo! Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Yahoo! Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Yahoo! Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of Default..............     In case an event of default with respect to the Reset PERQS shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Reset PERQS shall be
                                                 determined by the Calculation Agent and shall be equal to the product of (i) the Market Price of Yahoo! Stock as of the date of such acceleration and (ii) the then current Exchange Ratio adjusted as if such date were the second scheduled Trading Day prior to maturity and, if such date occurs prior to the First Year Determination Date, the First Year Determination Date.

Yahoo! Stock; Public Information............     Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to users each month worldwide.  Yahoo! Stock is registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange
                                                 Commission (the "Commission").  Information provided to or filed


                                                          PS-16






                                                 with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street,
                                                 N.W., Washington, D.C. 20549 or at its Regional Offices located at Suite
                                                 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661
                                                 and at Seven World Trade Center, 13th Floor, New York, New York 10048,
                                                 and copies of such material can be obtained from the Public Reference
                                                 Section of the Commission, 450 Fifth Street, N.W., Washington, D.C.
                                                 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is
                                                 http://www.sec.gov. Information provided to or filed with the Commission by Yahoo! pursuant to the Exchange Act can be located by reference to
                                                 Commission file number 0-28018. In addition, information regarding Yahoo!
                                                 may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
                                                 We make no representation or warranty as to the accuracy or completeness of such information.

                                                 This pricing supplement relates only to the Reset PERQS offered hereby and does not relate to Yahoo! Stock or other securities of Yahoo! We have derived all disclosures contained in this pricing supplement regarding
                                                 Yahoo! from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to
                                                 Yahoo! in connection with the offering of the Reset PERQS. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Yahoo! is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Yahoo! Stock (and therefore the Initial Yahoo! Stock Price, the First
                                                 Year Cap Price, the Second Year Cap Price and the maximum appreciation amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Yahoo! could affect the value received at maturity with respect to the Reset PERQS and therefore the trading prices of the Reset
                                                 PERQS.

                                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Yahoo! Stock.

                                                 We and/or our subsidiaries may presently or from time to time engage in business with Yahoo!, including extending loans to, or making equity investments in, Yahoo! or providing advisory services to Yahoo!, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non- public information with respect to Yahoo! and, in addition, one or more of our affiliates may publish research reports with respect to Yahoo!. The statement in the preceding sentence is not intended to affect the right of holders of the
                                                 Reset PERQS under the securities laws. As a prospective purchaser of a
                                                 Reset PERQS, you should undertake an independent investigation of Yahoo!
                                                 as in your


                                                          PS-17


                                                 judgment is appropriate to make an informed decision with respect to an investment in Yahoo! Stock.

Historical Information......................     The following table sets forth the high and low Market Price during
                                                 1997, 1998, 1999 and 2000 through August 24, 2000.  The Market
                                                 Price on August 24, 2000 was $139.8125.  We obtained the Market
                                                 Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate.  You should not take the historical prices of Yahoo! Stock as an indication of future performance. The price of Yahoo! Stock may decrease so that you will receive at maturity shares of Yahoo! Stock worth less than the principal amount of the Reset PERQS.  We cannot give you any assurance that the price of Yahoo! Stock will increase so that at maturity you will receive an amount in excess of the principal amount of the Reset PERQS.  Because your return is linked to the Market
                                                 Price of Yahoo! Stock on October 30, 2001 and October 28, 2002,
                                                 there is no guaranteed return of principal. To the extent that the
                                                 Maturity Price of Yahoo! Stock is less than the Initial Yahoo! Stock
                                                 Price or not sufficiently above the Initial Yahoo! Stock Price to compensate for a downward adjustment of the Exchange Ratio, if any, at October 30, 2001 and the shortfall is not offset by the coupon paid on the Reset PERQS, you will lose money on your investment.



                                                                                         High           Low
                                                                                         ----           ----
                                                  (CUSIP 984332106)
                                                  1997
                                                  First Quarter...................       3  2/57       1 16/35
                                                  Second Quarter..................       3  7/26       2  2/7
                                                  Third Quarter...................       6 59/64       2 23/29
                                                  Fourth Quarter..................       8  7/8        4  3/4
                                                  1998
                                                  First Quarter...................      11 50/79       7 25/97
                                                  Second Quarter..................      19 11/16      11 21/32
                                                  Third Quarter...................      32  7/8       17  1/4
                                                  Fourth Quarter..................      68  7/8       26 13/64
                                                  1999
                                                  First Quarter...................     103  5/8       62
                                                  Second Quarter..................     109  9/16      59  5/8
                                                  Third Quarter...................     92  11/32      60  1/2
                                                  Fourth Quarter..................     216 11/32      83 25/32
                                                  2000
                                                  First Quarter...................     237  1/2      153 13/16
                                                  Second Quarter..................     167  3/8      112  1/16
                                                  Third Quarter
  (                                                    through August 24, 2000).....   139 13/16     105  1/2

                                                 Historical prices have been adjusted for one 3 for 2 stock split which became effective in the third quarter of 1997, and three 2 for 1 stock splits, which became effective in the third quarter of 1998, the first quarter of 1999 and the first quarter of 2000, respectively.

                                                 Yahoo! has not paid cash dividends on Yahoo! Stock to date.  We make no representation as to the amount of dividends, if any, that
                                                 Yahoo! will pay in the future.  In any event, as a holder of the Reset
                                                 PERQS, you will not be entitled to receive dividends, if any, that may be payable on Yahoo! Stock.

Use of Proceeds and Hedging.................     The net proceeds we receive from the sale of the Reset PERQS will be used for general corporate purposes and, in part, by us or by one


                                                          PS-18


                                                 or more of our subsidiaries in connection with hedging our obligations under the Reset PERQS. See also "Use of Proceeds" in the accompanying prospectus.

                                                 On the date of this pricing supplement, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Reset
                                                 PERQS by taking positions in Yahoo! Stock and other instruments. Purchase activity could potentially increase the price of Yahoo! Stock, and therefore effectively increase the level to which Yahoo! Stock must rise before you would receive at maturity an amount of Yahoo! Stock worth as much or more than the principal amount of the Reset PERQS. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Reset PERQS, including on the First Year Determination Date, by purchasing and selling Yahoo! Stock, option contracts on Yahoo! Stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activity. Although we have no reason to believe that our hedging activity had or will have a material impact on the price of Yahoo! Stock, we cannot give any assurance that we did not, or in the future will not, affect such price as a result of our hedging activities.

Supplemental Information Concerning
Plan of Distribution........................     In order to facilitate the offering of the Reset PERQS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Reset PERQS or Yahoo! Stock.  Specifically, the Agent
                                                 may overallot in connection with the offering, creating a short position in the Reset PERQS for its own account.  In addition, to cover allotments or to stabilize the price of the Reset PERQS, the
                                                 Agent may bid for, and purchase, the Reset PERQS or Yahoo! Stock in the open market.  See "Use of Proceeds and Hedging" above.

                                                 The Agent proposes initially to offer the Reset PERQS directly to the public at the public offering price set forth on the cover page hereof plus accrued interest, if any, from the Original Issue Date; provided that the price will be $27.5184375 per Reset PERQS and the underwriting discounts and commissions will be $.0009375 per Reset PERQS for purchasers of greater than or equal to 100,000 Reset PERQS in any single transaction, subject to the holding period requirements described below.

                                                 Delivery of approximately 98.50% of the Reset PERQS to a purchaser of
                                                 100,000 or more Reset PERQS at the reduced price (the "Delivered Reset
                                                 PERQS") will be made on the date of delivery of the Reset PERQS referred to on the cover of this pricing supplement. The balance of approximately
                                                 1.50% of the Reset PERQS (the "Escrowed Reset PERQS") purchased by each such investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered Reset PERQS have held all of the Delivered Reset PERQS for 45 calendar days following the date of the pricing supplement or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered Reset PERQS fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed Reset PERQS will be forfeited


                                                          PS-19



                                                 by the investor and not delivered to it. The Escrowed Reset PERQS will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per Reset PERQS for such investors to 100% of the principal amount of the Reset PERQS. Should investors who are subject to the holding period requirement sell their
                                                 Reset PERQS once the holding period is no longer applicable, the market price of the Reset PERQS may be adversely affected. See also "Plan of
                                                 Distribution" in the accompanying prospectus supplement.

ERISA Matters for Pension Plans
and Insurance Companies.....................     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of
                                                 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Reset PERQS.
                                                 Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                                 In addition, we and certain of our subsidiaries and affiliates, including
                                                 MS & Co. and Dean Witter Reynolds Inc. ("DWR"), are each be considered a
                                                 "party in interest" within the meaning of the Employee Retirement Income
                                                 Security Act of 1974, as amended ("ERISA"), or a "disqualified person"
                                                 within the meaning of the Internal Revenue Code of 1986, as amended (the
                                                 "Code") with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the
                                                 Reset PERQS are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Reset PERQS are acquired pursuant to an exemption from the
                                                 "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under
                                                 ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                                 The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Reset PERQS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE
                                                 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                                 Because we are considered a party in interest with respect to many Plans, the Reset PERQS may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing
                                                 "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under


                                                          PS-20

                                                 PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Reset PERQS will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a
                                                 Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                                                 Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested.
                                                 Accordingly, insurance company general accounts that include assets of a
                                                 Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Reset PERQS on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                                 Purchasers of the Reset PERQS have exclusive responsibility for ensuring that their purchase and holding of the Reset PERQS do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal Income Taxation.......     The following summary is based on the advice of Davis Polk &
                                                 Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal potential U.S. federal income tax consequences to initial holders of the Reset PERQS purchasing the
                                                 Reset PERQS at the Issue Price, who will hold the Reset PERQS as capital assets within the meaning of Section 1221 of the Code.  This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury
                                                 Regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.
                                                 This summary does not address all aspects of the U.S. federal income taxation that may be relevant to a particular holder in light of its individual circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, or persons who hold a Reset PERQS as a part of a hedging transaction, straddle, conversion or other integrated transaction).  As the law applicable to the U.S. federal income taxation of instruments such as the Reset PERQS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

                                                 General

                                                 Pursuant to the terms of the Reset PERQS, we and every holder of a Reset
                                                 PERQS agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a


                                                          PS-21


                                                 Reset PERQS for all tax purposes as an investment unit consisting of the following components (the "Components"): (i) a contract (the "Forward
                                                 Contract") that requires the holder of the Reset PERQS to purchase, and us to sell, for an amount equal to $27.9375 (the "Forward Price"), Yahoo!
                                                 Stock at maturity (or, alternatively, upon an earlier redemption of the
                                                 Reset PERQS), and (ii) a deposit with us of a fixed amount of cash, equal to the Issue Price, to secure the holder's obligation to purchase Yahoo!
                                                 Stock (the "Deposit"), which Deposit bears an annual yield of 6.962% per annum, which yield is based on our cost of borrowing. Under this characterization, less than the full quarterly payments on the Reset
                                                 PERQS will be attributable to the yield on the Deposit. Accordingly, the excess of the quarterly payments on the Reset PERQS over the portion of those payments attributable to the yield on the Deposit will represent payments attributable to the holders' entry into the Forward Contract
                                                 (the "Contract Fees"). Furthermore, based on our determination of the relative fair market values of the Components at the time of issuance of the Reset PERQS, we will allocate 100% of the Issue Price of the Reset
                                                 PERQS to the Deposit and none to the Forward Contract. Our allocation of the Issue Price among the Components will be binding on a holder of the
                                                 Reset PERQS, unless such holder timely and explicitly discloses to the
                                                 IRS that its allocation is different from ours. The treatment of the
                                                 Reset PERQS described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Reset PERQS or instruments similar to the Reset PERQS for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Reset PERQS. Due to the absence of authorities that directly address instruments that are similar to the Reset PERQS, Tax Counsel is unable to render an opinion as to the proper U.S. federal income tax characterization of the Reset PERQS. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Reset
                                                 PERQS are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein.
                                                 Accordingly, you are urged to consult your tax advisor regarding the U.S.
                                                 federal income tax consequences of an investment in the Reset PERQS
                                                 (including alternative characterizations of the Reset PERQS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

                                                 U.S. HOLDERS

                                                 As used herein, the term "U.S. Holder" means an owner of a Reset PERQS that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof or (iii)
                                                 an estate or trust the income of which is subject to United States federal income taxation regardless of its source.


                                                          PS-22


                                                 Tax Treatment of the Reset PERQS

                                                 Assuming the characterization of the Reset PERQS and the allocation of the Issue Price as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

                                                 Quarterly Payments on the Reset PERQS. To the extent attributable to the yield on the Deposit, quarterly payments on the Reset PERQS will generally be taxable to a U.S. Holder as ordinary income at the time accrued or received in accordance with the U.S. Holder's method of accounting for U.S. federal income tax purposes. As discussed above, any excess of the quarterly payments over the portion thereof attributable to the yield on the Deposit will be treated as Contract Fees. Although the federal income tax treatment of Contract Fees is uncertain, we intend to take the position that any Contract Fees with respect to the Reset PERQS constitute taxable income to a U.S. Holder at the time accrued or received in accordance with the U.S. Holder's method of accounting for
                                                 U.S. federal income tax purposes.

                                                 Tax Basis.  Based on our determination set forth above, the U.S.
                                                 Holder's tax basis in the Forward Contract will be zero, and the U.S.
                                                 Holder's tax basis in the Deposit will be 100% of the  Issue Price.

                                                 Settlement of the Forward Contract. Upon the maturity of the Forward
                                                 Contract, a U.S. Holder would, pursuant to the Forward Contract, be deemed to have applied the Forward Price toward the purchase of Yahoo!
                                                 Stock, and a U.S. Holder would not recognize any gain or loss with respect to any Yahoo! Stock received thereon. With respect to any cash received upon maturity, a U.S. Holder would recognize gain or loss. The amount of such gain or loss would be the extent to which the amount of such cash received differs from the pro rata portion of the Forward Price allocable to the cash. Any such gain or loss would generally be capital gain or loss, as the case may be.

                                                 With respect to any Yahoo! Stock received upon maturity, the U.S.
                                                 Holder would have an adjusted tax basis in such Yahoo! Stock equal to the pro rata portion of the Forward Price allocable thereto.  The allocation of the Forward Price between cash and Yahoo! Stock should be based on the amount of the cash received and the relative fair market value, as of the maturity, of Yahoo! Stock.  U.S. Holders should note that the holding period of any Yahoo! Stock received would start on the day after the maturity of the Reset PERQS.

                                                 U.S. Holders should note that while any accrued but unpaid interest on the Deposit and any Contract Fees would be taxable as ordinary income, any gain or loss recognized upon the final settlement of the Forward
                                                 Contract generally would be capital gain or loss. The distinction between capital gain or loss and ordinary gain or loss is potentially significant in several respects. For example, limitations apply to a U.S. Holder's ability to offset capital losses against ordinary income, and certain
                                                 U.S. Holders may be subject to lower U.S. federal income tax rates with respect to long-term capital gain than with respect to ordinary gain.
                                                 U.S. Holders should consult their


                                                          PS-23


                                                 tax advisors with respect to the treatment of capital gain or loss on a
                                                 Reset PERQS.

                                                 Sale or Exchange of the Reset PERQS. Upon a sale or exchange of a Reset
                                                 PERQS prior to the maturity of the Reset PERQS, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the
                                                 Reset PERQS so sold or exchanged. Any such gain or loss would generally be capital gain or loss, as the case may be. Such U.S. Holder's tax basis in the Reset PERQS would generally equal the U.S. Holder's tax basis in the Deposit. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest payments on the
                                                 Deposit, which would be taxed as described under "--Quarterly Payments on the Reset PERQS" above. It is uncertain whether the amount realized includes any amount attributable to accrued but unpaid Contract Fees.
                                                 U.S. Holders should consult their tax advisors regarding the treatment of accrued but unpaid Contract Fees upon the sale or exchange of a Reset
                                                 PERQS.

                                                 Possible Alternative Tax Treatments of an Investment in the
                                                 Reset PERQS

                                                 Due to the absence of authorities that directly address the proper characterization of the Reset PERQS, no assurance can be given that the
                                                 IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Reset PERQS under Treasury regulations governing contingent payment debt instruments
                                                 (the "Contingent Payment Regulations").

                                                 If the IRS were successful in asserting that the Contingent Payment
                                                 Regulations applied to the Reset PERQS, the timing and character of income thereon would be significantly affected. Among other things, a
                                                 U.S. Holder would be required to accrue as original issue discount income, subject to adjustments, at a "comparable yield" on the Issue
                                                 Price. In addition, a U.S. Holder would recognize income upon maturity of the Reset PERQS to the extent that the value of Yahoo! Stock and cash (if any) received exceeds the adjusted issue price. Furthermore, any gain realized with respect to the Reset PERQS would generally be treated as ordinary income.

                                                 Even if the Contingent Payment Regulations do not apply to the Reset
                                                 PERQS, other alternative federal income tax characterizations or treatments of the Reset PERQS are also possible, and if applied could also affect the timing and the character of the income or loss with respect to the Reset PERQS. It is possible, for example, that a Reset
                                                 PERQS could be treated as constituting a prepaid forward contract. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S.
                                                 federal income tax consequences of an investment in the Reset PERQS.


                                                          PS-24







                                                 Constructive Ownership

                                                 Section 1260 of the Code treats a taxpayer owning certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long term capital gain recognized or deemed to be recognized (as described below)
                                                 by such taxpayer with respect to the derivative position would be recharacterized as ordinary income. Although Section 1260 in its current form does not apply to the Reset PERQS, Section 1260 authorizes the
                                                 Treasury Department to promulgate regulations (possibly with retroactive effect) to expand the application of the "constructive ownership" regime.
                                                 There is no assurance that the Treasury Department will not promulgate regulations to apply the regime to the Reset PERQS. If Section 1260 were to apply to the Reset PERQS, the effect on a U.S. Holder would be to treat all or a portion of the long term capital gain (if any) recognized by such U.S. Holder on sale or maturity of a Reset PERQS as ordinary income, but only to the extent such long term capital gain exceeds the long term capital gain that would have been recognized by such U.S.
                                                 Holder if the U.S. Holder had acquired the underlying stock itself on the issue date of the Reset PERQS and disposed of the underlying stock upon disposition (including retirement) of the Reset PERQS. Section 1260, if applicable, would require a U.S. Holder that receives shares of Yahoo!
                                                 Stock at maturity to recognize as ordinary income the amount that would have been treated as ordinary income according to the rule described in the preceding sentence, if the U.S. Holder had sold the Reset PERQS at maturity for fair market value. In addition, Section 1260 would impose an interest charge on the gain (or deemed gain) that was recharacterized on the sale or maturity of the Reset PERQS.

                                                 Backup Withholding and Information Reporting

                                                 A U.S. Holder of a Reset PERQS may be subject to information reporting and to backup withholding at a rate of 31 percent of the amounts paid to the U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.
                                                 The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder's
                                                 U.S. federal income tax liability, provided the required information is furnished to the IRS.


                                                          PS-25

                        MORGAN STANLEY DEAN WITTER & CO.